PURCHASE AGREEMENT AND
ESCROW INSTRUCTIONS

THIS PURCHASE AGREEMENT (the “Agreement”) is made effective as of the date of last execution of this Agreement (the “Effective Date”), by and among G&E HC REIT II PARKWAY MEDICAL CENTER, LLC, a Delaware limited liability company, its successors and assigns (“Buyer”), whose address is 1551 North Tustin Avenue, Suite 200, Santa Ana, California 92705, and PARKWAY MEDICAL CENTER, LLC, an Ohio limited liability company (“Seller”), whose address is 25550 Chagrin Boulevard, Suite 300, Beachwood, Ohio 44122.1. Property. In consideration of the Purchase Price (defined below) and upon the terms and conditions contained in this Agreement, Seller agrees to sell, convey and assign to Buyer, and Buyer agrees to purchase from Seller the land (“Land”) located at 3609 and 3619 Park East Drive, Beachwood, Ohio 44122 (and known as Parkway Medical Center), and known as permanent parcel number 742-29-014, with office buildings containing approximately 88,000 square feet (collectively, “Building”), together with all easements, improvements, appurtenances, rights, privileges and hereditaments appertaining thereto or thereunto belonging, and together with all right, title and interest of Seller in and to any land lying in the bed of any highway, street, road or avenue, open or proposed, in front of, abutting or adjoining the Land and all right, title and interest (if any) of Seller in all development rights appurtenant to such Land but specifically excluding any oil, gas and other mineral rights (collectively, the “Mineral Rights”), which shall be retained and reserved by Seller provided that such rights will be nondrilling on the Land, shall not include any rights to use the surface of the Land, and shall be subject to the Surface Waiver (as defined in Section 6(F)(6) below) (collectively, the “Real Property”); all leases (the “Leases”), including all amendments thereto, with all persons leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Closing, together with all security deposits, other deposits held in connection with the Leases, and all of Seller’s right title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Leases; any and all tangible personal property owned by Seller located on or used exclusively in connection with the Real Property, including, without limitation, sculptures, paintings and other artwork, equipment, furniture, tools and supplies (collectively, the “Tangible Personal Property”); any and all plans and specifications; architectural and engineering drawings, and the common name of the Real Property (collectively, the “Intangible Personal Property,” and collectively with the Tangible Personal Property, the “Personal Property”); all assignable licenses, certificates, approvals, authorizations or permits issued by governmental authorities in respect of the Property and the Leases (hereinafter defined) (the “Permits”); all warranties and guaranties relating to the Building (the “Warranties”); all service contracts relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing (collectively, the “Contracts”); provided, however, that Seller shall terminate at Closing, at Seller’s cost, any Contracts that Buyer does not elect to assume pursuant to Section 3(F); and an irrevocable license to use any trade names used or utilized in connection with the Property, including without limitation the trade name “Parkway Medical Center”. The Real Property, Personal Property, and other property described in this Section 1 are hereinafter sometimes referred to collectively as the “Property.” The Land is more specifically described on Exhibit “A” attached hereto and made a part hereof.2. Purchase Price; Escrow Agent/Title Company. Buyer will pay Seller Ten Million Nine Hundred Seventy-Five Thousand and 00/100 Dollars ($10,975,000.00) (the “Purchase Price”) for the Property as follows: (i) Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) to be deposited with the Escrow Agent (hereinafter defined) as earnest money (the “Earnest Money”) within three (3) days after the final execution of this Agreement; and (ii) the remainder in the form of cash, bank check, wire transfer or other immediately available funds on the Closing Date (hereinafter defined). Resource Title Agency, located at 7100 East Pleasant Valley Road, Suite 100, Independence, Ohio 44131, will act as both the “Escrow Agent” and “Title Company” for the transaction contemplated by this Agreement. The Earnest Money shall be deposited in an insured, interest-bearing account acceptable to Buyer and any interest earned thereon shall be part of the Earnest Money. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, or other written instrument believed to be genuine and signed or communicated by the proper party or parties.3. Property Information and Inspections.

(A) Seller shall, within three (3) business days of the Effective Date, deliver to Buyer to the extent in Buyer’s possession or reasonably available to Buyer accurate and complete copies of that information set forth on Exhibit “B” attached hereto and made a part hereof (the “Property Information”), which shall include, without limitation, copies of all Leases. The “Due Diligence Period” shall commence on the Effective Date and expire thirty (30) days after the Effective Date.

(B) From and after the Effective Date through Closing, and subject to the requirements of Section 3(C) hereof, Seller will provide Buyer and its representatives access to all portions of the Property during normal business hours for the purpose of conducting inspections, engineering studies, appraisals, test borings, tenant interviews, environmental studies, or any other activities required by Buyer in its sole discretion in order to determine, in Buyer’s sole and absolute discretion, the suitability of the Property for its purposes (collectively, the “Inspections”). Buyer shall have the right to conduct a Phase I environmental site assessment, and, if necessary, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant and only if permitted by Seller, provided that Seller’s consent shall not be unreasonably withheld, conditioned or delayed, ground water testing, and invasive sampling of building materials with respect to the Property). (C) Notwithstanding anything contained herein to the contrary, neither Buyer nor its agents, employees or representatives may conduct any Inspections or otherwise enter or perform any activity at the Property, including, without limitation, interviewing tenants, without reasonable advance notice to Seller and Seller shall have the right to have an employee or agent present at the Property during any such Inspection or activity, provided that such employee or agent is available to be present at any time during normal business hours, and any Inspection may not unreasonably disrupt the operations at the Property or any tenant. Subject to Sections 12(T) and (U) below, prior to Closing, Buyer shall keep the terms of this Agreement and the results of the Inspections or any other activity in connection with the Property (the “Confidential Information”) strictly confidential and shall not disclose the same to any other person or entity except (i) to Buyer’s agents and representatives who need to know the Confidential Information for the purpose of evaluating the Property and who are informed by Buyer of the confidential nature of the Confidential Information; and (ii) as may be necessary for Buyer or Buyer’s agents and representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and reporting requirements, and to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer’s agents and representatives. The provisions of this Section 3(C) shall survive the expiration or termination of this Agreement. Any costs and expenses related to the Inspections shall be paid by Buyer and Buyer hereby indemnifies and holds Seller harmless from and against any and all damages, liabilities, claims, costs or expenses arising as a result of the Inspections or otherwise as a result of Buyer’s actions pursuant to this Agreement, but in no event shall the indemnity include the discovery of pre-existing conditions disclosed by Buyer’s investigations. The indemnity set forth in the previous sentence shall survive the expiration or termination of this Agreement. (D) Buyer may terminate this Agreement if (i) it is not satisfied for any reason, in Buyer’s sole and absolute discretion, with the results of any of the Inspections, the Property Information, or any other matter whatsoever regarding the Property, or (ii) it has not obtained all necessary approvals, including approvals by its Board of Directors, by delivering written notice of termination to Seller (“Disapproval Notice”), in which event the provisions of Section 3(E) shall apply. Unless Buyer provides Seller with a written notice of its approval of the Property (“Approval Notice”) prior to 12:00 midnight the last day of the Due Diligence Period, this Agreement shall automatically terminate and the provisions of Section 3(E) shall apply. Upon delivery of Buyer’s Approval Notice, the Earnest Money shall be non-refundable except as provided in this Agreement to the contrary. (E) Unless Buyer provides an Approval Notice to Seller pursuant to Section 3(D) above, this Agreement shall immediately terminate upon the expiration of the Due Diligence Period, Buyer shall return to Seller the Property Information received from Seller and any written results obtained by Buyer in connection with the Inspections (provided that Buyer makes no representation or warranty as to the accuracy or completeness of such written results or Seller’s ability to rely on the same), and both Seller and Buyer will be released from all liability and obligations under this Agreement, except as provided in this Agreement to the contrary. Escrow Agent shall pay the Earnest Money to Buyer not later than one (1) business day following termination of this Agreement. No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Buyer by Escrow Agent under this Section, and the Earnest Money shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s confirmation of termination of the Agreement pursuant to this Section 3, despite any objection or potential objection by Seller. (F) Buyer shall not be required to assume any Contracts of Seller at Closing except for the electric and gas contracts, copies of which will be provided to Buyer as part of the Property Information. As of the Closing Date, Seller, at Seller’s expense, shall terminate any Contracts that Buyer does not accept in Buyer’s sole discretion by written notification to Seller prior to the expiration of the Due Diligence Period, including without limitation any leasing commission agreements and management agreements applicable to the Property. (G) Buyer acknowledges that, except as expressly set forth in this Agreement and in the documents to be executed and delivered by Seller to Buyer at Closing, Seller has not made any warranties or representations of any kind or nature, either oral or in writing, directly or indirectly, express, implied, statutory or otherwise, with respect to the Property, and that Buyer is purchasing the Property from Seller in its “AS IS” “WHERE IS” condition. 4. Title. (A) During the Due Diligence Period, Buyer will arrange to have the Title Company issue to Buyer a commitment for an ALTA Owner’s Policy of Title Insurance, in the amount of the Purchase Price (the “Commitment”), together with legible copies of all instruments evidencing those matters listed as exceptions in the Commitment, setting forth the state of title to the Property as of the effective date of the Commitment. The Title Company will be instructed to deliver a copy of the Commitment to Seller and Buyer. (B) Prior to the expiration of the Due Diligence Period, Buyer may, at its sole cost and expense, obtain a survey of the Property (the “Survey”). Seller shall deliver to Buyer any survey that Seller has in its possession. (C) Within the later of (i) ten (10) days after receipt of the Commitment and Survey; and (ii) ten (10) days after the Effective Date, Buyer will give Seller notice (“Objection Notice”) of any easements, conditions, restrictions, covenants, reservations, limitations, rights of way, encroachments, or other matters disclosed in the Commitment or on the Survey to which Buyer objects and requires be eliminated (a “Defect”). If Buyer delivers an Objection Notice, Seller shall have five (5) business days from the receipt of Buyer’s Objection Notice to provide Buyer with written notice of Seller’s election to remove or otherwise cure to Buyer’s satisfaction any Defect prior to the Closing (“Seller Response Notice”); provided however, Seller shall be obligated, at its sole cost and expense, to satisfy at or prior to Closing all monetary encumbrances affecting the Property evidenced by deeds of trust, tax liens, judgments, mechanics’ liens, or other liens or charges in a fixed sum, and Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing. If Seller timely delivers its Seller Response Notice stating that it has elected to remove or otherwise cure to Buyer’s satisfaction any Defects prior to Closing, Buyer shall be deemed to have accepted the condition of title to the Property, subject to the Defects being removed or otherwise cured to Buyer’s satisfaction and the monetary encumbrances satisfied prior to Closing. If Seller timely delivers notice of election not to cure a Defect, then Buyer will have the right, at its sole option, to: (i) waive the Defect which Seller has not agreed to remove or cure and accept title to the Property subject to the Defect and the Purchase Price shall remain unchanged, or (ii) terminate this transaction and Agreement, in which event the provisions of Section 3(E) above shall apply, by delivering notice of Buyer’s election to Seller within five (5) business days after the receipt of the Seller Response Notice. If Seller fails to timely deliver the Seller Response Notice within such five (5) business day period, then Seller shall be deemed to have elected to cure all of the Defects set forth in Buyer’s Objection Notice. (D) Seller will convey to Buyer good, marketable and indefeasible title in fee simple to the Property, free and clear of all title defects, clouds on title and encumbrances, except (i) building and zoning laws and ordinances, if any, and any state and federal regulations, (ii) current, non-delinquent real estate taxes and assessments, both general and special, which are a lien, but not yet due and payable, (iii) those matters disclosed by the Survey, if any, and Commitment to which Buyer does not object within the time period provided for herein or to which Buyer waives any such objection, (iv) rights of tenants under the Leases, (v) any other matters approved in writing by Buyer in Buyer’s sole and absolute discretion, (vi) judgments against Buyer or any person or entity claiming by, through or under Buyer, (vii) any Leases or memorandums thereof recorded against the Property, and (viii) the Mineral Rights, provided that such rights will be nondrilling on the Land, shall not include

(E) Conveyance of title to the Property will be by limited warranty deed (the “Deed”), subject only to the Permitted Exceptions, which Deed will specifically exclude any drilling rights on the Property and any rights to use the surface of the Property in connection with the Mineral Rights. At Closing, Seller shall assign its rights under the Leases to Buyer and Buyer shall assume the obligations thereunder.

(F) Unless the parties otherwise agree in writing, this transaction will be closed and the Deed filed for record on the later of (i) April 8, 2010, and (ii) five (5) business days after the Required Tenant Improvements Completion Date (as defined below) (the “Closing Date,” or the “Closing”). Notwithstanding the foregoing, Buyer at its sole option may designate a Closing Date prior to the Required Tenant Improvements Completion Date by delivering written notice to Seller no later than ten (10) days prior to such designated Closing Date. The term “Required Tenant Improvements Completion Date” shall mean the date that Seller has delivered to Buyer written certification that the tenant improvements in Suite 306 South have been completed by Seller in accordance with the lease, together with a Tenant Estoppel (as defined in Section 6(F)(1) below) from the tenant of Suite 306 South, which estoppel shall state that all tenant improvements have been completed in accordance with the lease and that the tenant is in possession and paying rent. In the event that the Required Tenant Improvements Completion Date has not occurred by May 31, 2010, then Buyer, in its sole and absolute discretion, may terminate this Agreement by written notice to Seller and Escrow Agent and the provisions of Section 3(E) above shall apply.

(G) On the Closing Date the Title Company shall issue an ALTA 2006 extended coverage Owner’s Fee Policy of Title Insurance (the “Title Policy”) in the amount of the Purchase Price, insuring title to the Property to be good in Buyer, subject only to the Permitted Exceptions, and containing such endorsements as Buyer requires.

5. Representations, Warranties and Covenants.

(A) Seller’s Representations. Except as otherwise disclosed in writing to Buyer, Seller warrants and represents to Buyer as follows:

(1) Seller is a limited liability company validly formed in the State of Ohio. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

(2) Seller has good and marketable title to the Property, subject only to the conditions of title set forth in the Commitment. There are no outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein. There are no unrecorded or undisclosed documents or other matters which affect title to the Property. Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.

(3) Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

(4) To Seller’s knowledge, neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(5) No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

(6) There are no actions, suits or proceedings pending, or, to Seller’s knowledge, threatened against (a) any portion of the Property, or (b) affecting Seller, which if determined adversely, may affect its ability to perform its obligations hereunder.

(7) Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

(8) Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller, or (ii) to Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (b) to Seller’s knowledge, results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(9) Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property except as provided in the Property Information.

(10) There is no pending, or to Seller’s knowledge, threatened or contemplated condemnation proceeding relating to the Property, and Seller has received no notice from any governmental agency or official to the effect that any such proceeding is contemplated.

(11) Seller has delivered or made available to Buyer a complete copy of the Leases. Each of the Leases is in full force and effect. Seller is “landlord” or “lessor” under the Leases and is entitled to assign to Buyer, without the consent of any party, the Leases. To Seller’s knowledge and except as disclosed in writing by Seller to Buyer within ten (10) days after the Effective Date, neither Seller nor any tenant is in default under its respective Lease at Closing and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under any of the Leases. To Seller’s knowledge and except as disclosed in writing by Seller to Buyer within ten (10) days after the Effective Date, no tenant has asserted any claim of offset or other defense in respect of its or Seller’s obligations under its respective Lease. There are no pending or incomplete tenant improvements and unpaid tenant improvement costs and leasing commissions with respect to any Lease, except that shall be fully completed and paid in full prior to Closing. To Seller’s knowledge and except as disclosed in writing by Seller to Buyer within ten (10) days after the Effective Date, no tenant has (i) filed for bankruptcy or taken any similar debtor-protection measure, (ii) defaulted under its Lease, (iii) discontinued operations at the Property, or (iv) given notice of its intention to do any of the foregoing.

(12) Seller has delivered or made available to Buyer true and complete copies of all contracts to which Seller is a party and which affect the Property. Seller has not, within the last year, received any written notice of any default under any Property service contract or other such contract or agreement that has not been cured or waived.

(13) Seller has not received any written notice from, and is otherwise aware of no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property.

(14) To Seller’s knowledge, except as disclosed in the Property Information, there are no material defects in the structural elements of the improvements and all improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are in working order and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and there is no material defect in any roof located upon the Property.

(15) Seller has not received any written notice from any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.

(16) To Seller’s knowledge, the Property is properly zoned for its current use. There is no pending or threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property; there is no plan, study or effort by any governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property.

(17) To Seller’s knowledge, the Property contains sufficient parking in compliance with all applicable laws, ordinances, regulations, restrictions, and covenants.

(18) Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.

(19) To Seller’s knowledge, there are no Hazardous Materials stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the date of this Agreement or, upon Closing hereunder, in existence on the Closing Date. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil). Seller has received no notice that the Property or any portion thereof contains any form of toxic mold. No treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Property other than normal periodic service, and to the best of Seller’s knowledge, there is no damage to any portion of the Property from termite or similar infestation, fungi or dry rot.

(20) To Seller’s knowledge, there are no claims pending or unpaid bills which would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of the Property or other work or material purchased in connection with the Property which will not be paid by or at Closing or placed in escrow pursuant to the provisions of this Agreement.

(21) Seller has received no notices or requests from any insurance company issuing any policy of insurance covering the Property requesting the performance of any work with respect to the Property or the Improvements located thereon which has not been fully complied with.

(22) Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements. With respect to the Property, Seller has timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where a failure to file timely would have a material adverse effect on the transactions contemplated hereby or the intended operation of the Land and Improvements.

(23) Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue in any material respect as of the Closing Date. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing Date hereunder, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.

(24) To Seller’s knowledge, all information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate in every material respect as of the date hereof and at the Closing, and to Seller’s knowledge, Seller has not failed to disclose any fact to Buyer necessary to make the statements herein or otherwise provided in connection with the transactions contemplated hereunder not misleading and Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.

(B) Buyer’s Representations. Buyer makes the following representations and warranties to Seller that, to the best of Buyer’s knowledge:

(1) Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

(2) Buyer has full right, power and authority and is duly authorized to enter into this Agreement and to perform each of these covenants on it part to be performed hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(C) Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive for a period of one (1) year after the Closing Date.

(D) Leasing & Other Activities Prior to Closing.

(1) Leasing Activities. Seller shall not, after the end of the Due Diligence Period, enter into any lease affecting the Property or any modification or amendment thereto, or consent to any sublease under a lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion. Seller represents that no leasing commissions, rent concessions or tenant improvement allowances will be due or are owing with respect to any lease that may have previously affected the Property. Seller shall copy Buyer on any and all correspondence received from or sent to tenants regarding the Leases at the notice address below except for invoices sent to tenants in the ordinary course of business for the payment of rent and other charges under the applicable leases.

(2) Service Contracts. Seller shall not, after the end of the Due Diligence Period, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing Contracts, without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole discretion. Effective at Closing, Seller shall terminate, at Seller’s expense, any leasing commission agreements or management agreements applicable to the Property as well as any other service contract that Buyer does not elect to assume other than the contracts for gas and electric as referenced in Section 3(F) of this Agreement.

(3) Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in substantially the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured and in any event in commercially reasonable amounts and in accordance with the requirements of any mortgage or deed of trust affecting the Property.

(4) Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

(5) Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the ten (10) days after the end of each month commencing with the month during which the Effective Date occurs, and continuing for each full calendar month thereafter until the Closing Date.

(6) Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.

(E) Indemnifications.

(1) Seller’s Indemnity. In addition to any other applicable rights under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property and accruing entirely prior to Closing, (ii) any breach or nonperformance by Seller of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Seller with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property which occurred or arose or is alleged to have occurred or arisen prior to Closing and which is not due to actions taken by Buyer, or (iv) the breach of any representation or warranty of Seller contained in this Agreement. The indemnities set forth in this Section shall survive Closing for a period of one (1) year after Closing. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement.

(2) Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property and arising from events or conditions that occur entirely after the Closing, (ii) any breach or nonperformance by Buyer of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Buyer with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property which occurred or is alleged to have occurred after Closing and which is not due to actions taken by Seller, or (iv) the breach of any representation, warranty or covenant of Buyer contained in this Agreement. The indemnities set forth in this Section shall survive Closing for a period of one (1) year after Closing. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that specifically remains the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement.

6. Closing.

(A) Escrow Agent. The Closing shall occur through the escrow opened at the Escrow Agent named in Section 2. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.

(B) Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified, (ii) state the modification in full, and (iii) are signed by both parties. The parties shall open escrow by delivering an executed copy of this Agreement executed by Buyer and Seller to Escrow Agent (“Opening of Escrow”). Upon receipt of the Agreement, Escrow Agent shall acknowledge the Opening of Escrow as described below and its agreement to act as the Escrow Agent hereunder by: (a) executing the Consent of Escrow Agent attached hereto; and (b) delivering a copy of the executed Consent to Seller and Buyer.

(C) Closing. “Close of Escrow” or “Closing” means the date Escrow Agent records the Deed in favor of Buyer. The Closing shall take place on the Closing Date set forth in Section 4(F), as the same may be adjusted, provided all conditions to the Closing have been satisfied or duly waived.

(D) Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6(D) on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller.

(1) Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

(2) Seller shall have obtained and timely delivered to Buyer each of the items described in Section 6(F) below including without limitation the Tenant Estoppels (as defined below), the SNDAs (as defined below), and an estoppel certificate as to any restrictive covenants of record confirming that there are no defaults or unpaid monetary amounts owed pursuant to such restrictive covenants.

(3) On the Closing Date, all of the representations and warranties of Seller set forth in Section 5(A) hereof shall be true, accurate and complete.

(4) At Closing, the Title Company shall issue to Buyer the Title Policy in accordance with Section 4(G) above.

(5) There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.

(E) Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6(E) on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer and written acceptance of such waiver by Buyer.

(1) Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

(2) On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true, accurate and complete in all material respects.

(F) Seller’s Deliveries. At the Closing or on the date otherwise specified below, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:

(1) No later than five (5) business days prior to the Closing Date, Seller shall have obtained estoppel certificates from tenants that in the aggregate lease at least eighty percent (80%) of the leased square footage of the Building, which shall include an estoppel certificate from any tenant occupying more than two thousand (2,000) rentable square feet of space in the Property (each a “Tenant Estoppel”). Each estoppel certificate shall be in a form substantially similar to Exhibit “C” attached hereto, and in addition, no later than seven (7) business days prior to the end of the Due Diligence Period, Buyer shall deliver the draft estoppel certificates to Seller for Seller’s review and approval, which approval shall not be unreasonably withheld and Seller shall deliver the estoppel certificates to the tenants for execution. Such estoppel shall be consistent with its respective Lease, shall not reveal any default by Seller, any right to offset rent by the tenant, or any claim of the same, shall be dated no earlier than thirty (30) days prior to Closing, and shall be otherwise reasonably acceptable to Buyer.

(2) No later than five (5) business days prior to the Closing Date, Seller shall have obtained a Subordination, Non-Disturbance and Attornment Agreement from every tenant under a Lease for which a memorandum of lease was filed of record in a commercially reasonable form provided by the Buyer’s lender (each an “SNDA”).

(3) No later than five (5) business days prior to the Closing Date, Seller shall have obtained an estoppel certificate as to each restrictive covenant of record, which estoppel certificate shall confirm that there are no defaults, no rights or claims to payment or contribution for such restrictive covenant and shall be otherwise reasonably acceptable to Buyer.

(4) A duly executed and acknowledged Deed.

(5) A bill of sale, assignment and assumption of leases and contracts duly and originally executed and acknowledged by Seller, in the form attached hereto as Exhibit “D”, which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the balance of the Property, including without limitation: (i) the Personal Property; (ii) Leases; (iii) the Warranties and Permits; and (iv) any Contracts Buyer elects to assume in accordance with the terms of this Agreement.

(6) A duly executed and acknowledged surface waiver and indemnity executed by Seller pertaining to the Mineral Rights, in a form mutually acceptable to Seller and Buyer, which shall be agreed upon during the Due Diligence Period (the “Surface Waiver”).

(7) A duly executed counterpart of the Seller Escrow Agreement (as defined in Section 12(V) below).

(8) In the event that Buyer elects to close prior to the Required Tenant Improvements Completion Date, a duly executed counterpart of the Tenant Improvements Escrow Agreement (as defined in Section 8(B) below).

(9) A duly executed counterpart of the Escrow Holdback Agreement (as defined in Section 8(C) below).

(10) A duly executed counterpart of the Rental Escrow Agreement (as defined in Section 8(D) below).

(11) Originals of all Leases (with all amendments and modifications thereto) relating to the Property.

(12) All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to each tenant, including all applications, correspondence and credit reports.

(13) A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Internal Revenue Code.

(14) Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

(15) Originals of all documents in the possession of Seller relating to the operation of the Property including all permits, licenses, approvals, plans, specifications, guaranties and warranties.

(16) A duly executed closing statement reflecting the adjustments and prorations required by this Agreement (the “Closing Statement”).

(17) Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of the Seller and its respective partners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.

(18) Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

(G) Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items:

(1) Immediately available federal funds sufficient to pay the Purchase Price (less the Earnest Money and any prorations required by this Agreement) and Buyer’s share of all escrow costs and closing expenses.

(2) Duly executed and acknowledged originals of the Assignment and the Closing Statement.

(3) A duly executed counterpart of the Seller Escrow Agreement (as defined in Section 12(V) below).

(4) In the event that Buyer elects to close prior to the Required Tenant Improvements Completion Date, a duly executed counterpart of the Tenant Improvements Escrow Agreement (as defined in Section 8(B) below).

(5) A duly executed counterpart of the Escrow Holdback Agreement (as defined in Section 8(C) below).

(6) A duly executed counterpart of the Rental Escrow Agreement (as defined in Section 8(D) below).

(7) Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.

(8) Such evidence or documents as may reasonably be required by Seller evidencing the power and authority of the Buyer and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the purchase of the Property by Buyer.

(9) Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

7. Costs and Prorations.

(A) The following costs and expenses will be chargeable to and paid by Seller: (i) one-half (1/2) of the fee of the Escrow Agent, (ii) one-half (1/2) of the cost of the title exam and Title Policy (excluding the cost of any endorsements required by Buyer or its lender), (iii) Seller’s attorneys’ fees, (iv) prepayment penalty, if any, on Seller’s existing financing which is secured by the Property, (v) all taxes, fees and costs to remove any encumbrances that are not Permitted Exceptions; (vi) the conveyance fee; and (vii) all fees and costs associated with recording the Surface Waiver. The following costs will be chargeable to and paid by Buyer:  (i) one-half (1/2) of the fee of the Escrow Agent, (ii) one-half (1/2) of the cost of the title exam and Title Policy and the full cost of any endorsements required by Buyer or its lender, (iii) the cost of the recording fee to file the Deed for record, (iv) Buyer’s attorneys’ fees, and (v) any costs or expenses in connection with the Inspections or any other due diligence, including the cost of the Survey.

(B) Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.

(1) Rents. Buyer will receive a credit at closing for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. Seller represents and warrants to Buyer that the tenant of Suite 306 South does not commence paying Base Rent under its lease until August 1, 2010, and that the tenant of Suite 404 North does not commence paying Base Rent under its lease until the sixth (6th) month after the Commencement Date (as defined in the lease for Suite 404 North). Seller has agreed to pay to Buyer an amount equal to the monthly installments of Base Rent for Suite 306 South and Suite 404 North during the period of time between the Closing Date and the date that the foregoing tenants commence paying rent. Accordingly, in addition to the Rental Escrow described in Section 8(D) below, Buyer shall receive credits at Closing in the following amounts: (i) a credit in an amount equal to Two Thousand Eight Hundred Seventeen and Fifty/100 Dollars ($2,817.50) multiplied by the number of months between the Closing Date and August 1, 2010; provided that any sum due for a partial month shall be prorated on a daily basis, based on a thirty (30) day calendar month (the “Suite 306 South Rent Credit”); and (ii) a credit in the sum of Twenty-One Thousand Six Hundred Thirty-Eight and Seventy-Five/100 Dollars ($21,638.75) (the “Suite 404 North Rent Credit”). No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date and finally to any rent due to Seller for the periods prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.

(2) CAM Expenses. To the extent that tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Closing as of the Closing Date on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges paid by tenants during the CAM Lease Year. Such proration at Closing shall be based on the actual CAM Charges paid by tenants, subject to a reconciliation as set forth below. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Seller shall be responsible for the CAM reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the CAM reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year including the Closing Date. In the event of any expenses, i.e. property taxes, where a proration was based on an estimate for the year of Closing, a post close “true up” will be performed for the actual expense to determine Seller and Buyer obligation for their ownership period for the year of Closing. Each party will be responsible for any CAM “true up” necessary to the extent that the Leases provide for a “true up”.

(3) Security Deposits, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. The amount of all unapplied tenant security deposit, any accrued interest due any tenant thereon, unpaid rent concessions due under any Lease, unpaid tenant improvement allowances owing under any Lease and the amount of any other credits due any tenant shall be credited to Buyer based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with the applicable Tenant Lease, the estoppel certificate and the final rent roll).

(4) Property Taxes. All real property taxes and assessments for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Real property taxes and assessments for the year of Closing shall be prorated on the basis of the most recent assessment and levy, and such proration shall be final. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period shall belong to Buyer following the Closing, except that if prior to the end of the Due Diligence Period Seller has applied for a property tax refund or has appealed the County Assessor’s valuation of the Property for any period of time prior to the Closing Date, then Seller shall be entitled to any refund applicable to such period.

(5) Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

(6) Operating Expenses. All operating expenses (including all charges under the Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period’), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(7) Leasing Commissions. At Closing, Buyer shall receive a credit for any rent concessions that have not been fully utilized at Closing and for any tenant improvement costs or leasing commissions that have not been fully satisfied at Closing.

(8) Items Not Prorated. Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water, and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner agreed upon by Seller and Buyer, both acting reasonably.

(9) Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

(C) Calculation / Re-prorations. Seller shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Seller does not timely deliver the estimated closing statement to Buyer, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such estimated closing statement to Buyer. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to CAM Charges in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available; provided, however, that Seller and Buyer shall complete their respective CAM reconciliations by March 31, 2011, and such final adjustment for CAM Charges shall be completed no later than April 30, 2011), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

(D) Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

(E) Survival. The provisions of Sections 7(B), (C) and (D) shall survive the Closing.

(F) Distribution of Funds and Documents. At the Close of Escrow, Escrow Agent shall do each of the following:

(1) Payment of Encumbrances. Pay the amount of those monetary liens that are not permitted as Permitted Exceptions in accordance with the demands approved by Seller, utilizing funds to which Seller shall be entitled upon Close of Escrow and funds (if any) deposited in Escrow by Seller.

(2) Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; and (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party.

(3) Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

(4) Completion of Documents. Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.

(5) Possession. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the Leases and rights arising under the Permitted Exceptions. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to each tenant affected by the sale and purchase of the Property and properly addressed to each tenant. Such notice shall be prepared by Seller, at Seller’s cost and expense, and approved by Buyer, shall notify the tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Seller agrees to transmit or otherwise deliver such letters to the tenants promptly after the Closing.

8. Post-Closing Obligations.

(A) After the Closing, Seller shall at Seller’s sole cost construct those tenant improvements in the Building in Suite 306 South for Dr. Thomas (but only in the event that Buyer elects to close prior to the Required Tenant Improvements Completion Date) and in Suite 404 North for Doctors Obermeir, Addeltein and Associates (the “Tenant Improvements”) pursuant to the requirements of the respective leases with such tenants and Seller shall also pay any leasing commissions in connection with such leases. The Tenant Improvements shall be constructed in a good and workmanlike manner, and in accordance with all applicable laws, rules and regulations. To the extent that the plans for the Tenant Improvements for Suite 404 North have not been approved by Seller pursuant to the lease prior to the expiration of the Due Diligence Period, after the end of the Due Diligence Period, Buyer shall have the right to review and approve such plans in its reasonable discretion; provided that such review and approval shall be in accordance with the lease. All contractors and subcontractors engaged by Seller to construct the Tenant Improvements shall be properly licensed and carry insurance in such forms and amounts as are commercially reasonable, including but not limited to general liability insurance, workman’s compensation insurance, employer’s liability insurance, and builder’s risk insurance. To the extent that the contracts for construction of the Tenant Improvements for Suite 404 North have not been entered into prior to the expiration of the Due Diligence Period, after the end of the Due Diligence Period, Buyer shall have the right to approve all contractors and subcontractors, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be otherwise in accordance with the lease. Buyer hereby agrees that The King Company is an acceptable contractor. Seller shall be responsible for obtaining any and all permits required in connection with the Tenant Improvements; provided that Buyer shall reasonably cooperate with Seller, at no cost or expense to Buyer, in connection with Seller obtaining such permits. Seller shall obtain lien waivers from all contractors and subcontractors in connection with the construction of the Tenant Improvements on such forms and at such times as Buyer requires. Seller shall cause any and all warranties related to the Tenant Improvements to be assigned to Buyer, except to the extent that such warranties are required to be assigned to the tenants pursuant to the leases. Seller shall not permit any mechanic’s liens to be filed against the Property for any work performed, materials furnished, or obligation incurred by Seller in connection with the Tenant Improvements. If such a lien is filed, then Seller shall, within thirty (30) days after it has received notice of the filing, pay or otherwise discharge the lien. If Seller fails to timely take such action, then Buyer may, at its election, pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, plus Buyer’s expenses and an administrative fee equal to fifteen percent (15%) of the amount paid, shall be paid by Seller to Buyer within ten (10) days after Buyer has delivered to Seller an invoice therefor. Seller agrees to indemnify, defend and hold Buyer’s Indemnified Parties harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees, arising out of or in any way connected or related to the Tenant Improvements.

(B) Seller represents to Buyer that the tenant improvement allowance for Suite 306 South is Forty-One Thousand and No/100 Dollars ($41,000.00) (the “Suite 306 Allowance”), and the tenant improvement allowance for Suite 404 North is Seventy-Four Thousand One Hundred Ninety and No/100 Dollars ($74,190.00) (the “Suite 404 Allowance”; the Suite 306 Allowance and the Suite 404 Allowance will hereinafter be collectively referred to as the “Allowance”). In the event that Buyer elects to close prior to the Required Tenant Improvements Completion Date, at Closing, Seller shall deposit with the Escrow Agent a sum equal to one hundred twenty-five percent (125%) of the cost to construct the remaining Tenant Improvements in Suite 306 South (the “Escrowed Sum”), which Escrowed Sum shall be held and disbursed in accordance with an escrow agreement mutually acceptable to Seller and Buyer, which shall be agreed upon during the Due Diligence Period (the “Tenant Improvements Escrow Agreement”), which shall provide, without limitation, for a mechanism for draws to pay for such Tenant Improvements. The remaining balance of any deposits paid by the tenant toward the cost of the Tenant Improvements in Suite 306 South shall also be deposited in escrow at Closing to be held as part of the Escrowed Sum. Seller and Buyer shall reasonably agree on the cost to construct the remaining Tenant Improvements in Suite 306 South and a milestone schedule for completion of the remaining Tenant Improvements in Suite 306 South (the “Schedule”) within three (3) business days prior to Closing. In the event that Seller fails to complete the Tenant Improvements in Suite 306 South within the time periods set forth in the Schedule, Buyer shall have the right, at its option, to either (i) draw on the Escrowed Sum and complete the Tenant Improvements in Suite 306 South on behalf of Seller, in which event Seller shall promptly reimburse Buyer for any and all costs and expenses incurred by Buyer which are in excess of the Escrowed Sum; or (ii) bring an action for specific performance against Seller. In all events, Seller shall indemnify, defend and hold Buyer’s Indemnified Parties harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees, arising out of or in any way connected or related to the failure of Seller to complete the Tenant Improvements in Suite 306 South within the time periods set forth in the lease.

(C) Notwithstanding any other provision herein to the contrary, a portion of the funds due to Seller at Closing pursuant to Section 7 above shall be placed into escrow at Closing in the amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) (“Escrow Holdback”), which Escrow Holdback shall be held and disbursed in accordance with an escrow agreement mutually acceptable to Seller and Buyer, as agreed upon during the Due Diligence Period (the “Escrow Holdback Agreement”). The Escrow Holdback Agreement shall provide that (i) the Escrow Holdback shall be released to Seller upon receipt by Buyer of a fully executed Commencement Date/Premises Acceptance Memorandum (in the form attached to the lease for Suite 404 North as Exhibit F) from the tenant of Suite 404 North indicating that all Tenant Improvements in Suite 404 North have been completed in accordance with the lease and that the tenant has taken occupancy of Suite 404 North; (ii) the Buyer Retained Escrow Holdback (as defined below) shall be released to Buyer upon the earlier of July 31, 2010, or receipt by Buyer of a notice from the tenant of Suite 404 North stating that it is terminating its lease due to Seller’s failure to complete the Tenant Improvements in accordance with the lease; and (iii) the Escrow Holdback Balance (as defined below) shall be disbursed to Seller, except as otherwise set forth in Section 12(V). The “Buyer Retained Escrow Holdback” is defined as the amount equal to the Escrow Holdback less the sum of (X) the amount of the Suite 404 North Rent Credit plus (Y) the amount of the total disbursements from the Rental Escrow (as defined in Section 8(D) below). The “Escrow Holdback Balance” is defined as the amount equal to the sum of the amount of the Suite 404 North Rent Credit plus the amount of the total disbursements from the Rental Escrow.

(D) In addition to the Suite 404 North Rent Credit, Seller shall place into escrow at Closing an amount equal to Four Thousand Three Hundred Twenty-Seven and Seventy-Five/100 Dollars ($4,327.75) multiplied by the number of months between the Closing Date and July 31, 2010; provided that any sum due for a partial month shall be prorated on a daily basis, based on a thirty (30) day calendar month (the “Rental Escrow”), which Rental Escrow shall be held and disbursed in accordance with an escrow agreement mutually acceptable to Seller and Buyer, as agreed upon during the Due Diligence Period (the “Rental Escrow Agreement”). Monthly installments in the amount of Four Thousand Three Hundred Twenty-Seven and Seventy-Five/100 Dollars ($4,327.75) shall be disbursed from the Rental Escrow to Buyer until such time as Buyer receives a fully executed Commencement Date/Premises Acceptance Memorandum (in the form attached to the lease for Suite 404 North as Exhibit F) from the tenant of Suite 404 North indicating that all Tenant Improvements in Suite 404 North have been completed in accordance with the lease and that the tenant has taken occupancy of Suite 404 North. Any sums remaining in the Rental Escrow after either (i) Buyer receives the foregoing Commencement Date/Premises Acceptance Memorandum, or (ii) Buyer receives the Buyer Retained Escrow Holdback pursuant to Section 8(C) above shall be disbursed to Seller, except as otherwise set forth in Section 12(V) below.

(E) At Closing, Buyer shall enter into a leasing and management agreement with The King Group Realty, Inc. (“Agent”) which shall provide for the leasing and management of the Building for a twenty-four (24) month period after the Closing Date, which leasing and management agreement shall provide, among other items, that Agent shall be paid a management fee equal to two and one-quarter percent (2.25%) of the total gross rents received from the Property, certain reimbursable wage and benefit expenses and leasing commissions at prevailing market commission rates. The form of such leasing and management agreement shall be as agreed to by the parties prior to Closing, both acting reasonably.

(F) The provisions of this Section 8 shall survive Closing.

9. Default.

In the event of any material default on the part of either party under this Agreement, (including if Seller willfully causes the failure of a condition precedent pursuant to Section 6(D) hereof) which continues for ten (10) days after receipt of written notice from the other party (except that no notice shall be required for default under any obligation to be performed at Closing), the following shall apply:

(A) If Buyer is the defaulting party, and Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, Seller shall, as its sole remedy, terminate this Agreement and retain the Earnest Money as liquidated damages, and Seller and Buyer shall have no further obligations to each other except those which expressly survive the termination of this Agreement. BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT PLUS INTEREST REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND BUYER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT TOGETHER WITH ANY INTEREST AND EARNINGS EARNED THEREON SHALL BE SELLER’S SOLE REMEDY, AT LAW AND IN EQUITY, FOR BUYER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. SELLER HEREBY WAIVES ANY RIGHT TO AN ACTION FOR SPECIFIC PERFORMANCE OF ANY PROVISIONS OF THIS AGREEMENT.

BY PLACING THEIR INITIALS HERE:

SELLER /s/DK, BUYER/s/DP,

THE PARTIES AGREE TO BUYER DEFAULT PROVISIONS AS SET FORTH ABOVE.

(B) If Seller is the defaulting party, Buyer may (i) waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 12(J) below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations; (ii) terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer, and Buyer shall be entitled to receive reimbursement of Buyer’s actually incurred out of pocket costs in conjunction with the Agreement; or (iii) seek specific performance against Seller.

10. Casualty. If the Building is damaged by casualty prior to the Closing and either (i) the casualty results in loss or damage in an amount valued greater than Two Hundred Fifty Thousand Dollars ($250,000.00), or (ii) the nature of such casualty results in a circumstance whereby a tenant under the Leases may terminate its lease or receive a rent abatement, then Buyer shall have the sole option to elect either to:

(a) acquire the Property as is (without reduction in the Purchase Price), plus an assignment without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible under said polity; or

(b)	terminate this Agreement and receive back the Earnest Money.

Such right must be exercised within thirty (30) days from the date Seller provides Buyer with notice of the loss of the event giving rise to such right. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above.

11. Condemnation. In the event that any portion of the Real Property should be condemned prior to the Closing, at Buyer’s sole option, elect either to:

(a) terminate this Agreement and receive back the Earnest Money; or

(b)	close the transaction contemplated by this Agreement.

In all other cases, or if Buyer elects to proceed under Section 11(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 11(b) unless, within thirty (30) days from written notice of the condemnation, Buyer provides Seller with written notice that Buyer elects to terminate this Agreement pursuant to Section 11(a).

12. Miscellaneous.

(A) All notices, requests, consents or other communication (the “Notices”) required or permitted under this Agreement will be delivered personally or sent by certified mail, postage prepaid, return receipt requested, messenger delivery or national overnight delivery service, and addressed as follows:

To Seller:	Parkway Medical Center, LLC 25550 Chagrin Boulevard, Suite 300 Beachwood, OH 44122 Attention: Donald M. King Facsimile: (216) 831-8879 E-mail: dking@thekinggroup.com
with a copy to:	Edward A. Hurtuk, Esq. Hurtuk & Daroff Co., LLP Parkland Terrace 6120 Parkland Boulevard, Suite 100 Mayfield Heights, OH 44124 Facsimile: (440) 605-6666 E-mail: ehurtuk@hurtukdaroff.com
To Buyer:	1551 North Tustin Avenue, Suite 200 Santa Ana, California 92705 Attn: Danny Prosky Phone: (714) 667-8252 Facsimile: (714) 975-2199 E-mail: Danny.Prosky@Grubb-Ellis.com
with a copy to:	Gregory Kaplan, PLC 7 East Second Street Richmond, Virginia 23224 Attn: Joseph J. McQuade Telephone: (804) 916-9027 Facsimile: (804) 916-9127 jmcquade@gregkaplaw.com or to any or to any other address indicated in a written notice delivered to the others in accordance with the provisions of this Paragraph. Notices may be delivered by facsimile or e-mail provided that such notices are followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices delivered in conformity with this Paragraph will be effective when delivered or when delivery is refused. Any notice to be given by any party hereto may be given by the counsel for such party.

(B) All attached exhibits and schedules and the documents to be delivered pursuant to this Agreement are incorporated into this Agreement.

(C) This Agreement may be executed in counterparts, each of which will be considered an original, but together will be considered one instrument. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.

(D) This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective permitted successors and assigns. Buyer shall have the right to assign this Agreement to any third party or parties and no consent on the part of Seller shall be required for such assignment, provided however, that any such assignment shall not relieve Buyer of its liabilities and obligations hereunder.

(E) Any waiver by either party to this Agreement of any breach or failure to comply with any provision of this Agreement by the other must be in writing to be effective and will not be construed as, or constitute a continuing waiver of the provision, or a waiver of any other breach or failure to comply with any provision of this Agreement.

(F) Risk of loss will remain with Seller until the Closing.

(G) Except for Grubb & Ellis and The King Group Realty, Inc. (collectively, the “Broker”), the parties warrant and represent to each other that no brokers, finders, or any other third party have a right to a brokerage fee, finders fee or other remuneration with respect to the sale of the Property. Each party agrees to indemnify, defend and hold the other harmless from and against all demands, suits, costs and liabilities including, without limitation, attorney’s fees, arising from any claims by any broker, finder or other third party claiming through a party to this Agreement for commissions, fees or other compensation in connection with the sale of the Property to Buyer other than the Broker. Seller shall pay a commission to Broker pursuant to a separate agreement.

(H) Any waiver by either party to this Agreement must be in writing to be effective and will not be construed as, or constitute a continuing waiver of, any other breach or failure to comply with any other provision of this Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all negotiations, prior discussions, letters of intent, agreements, arrangements and understandings, written or oral, relating thereto.

(I) This Agreement shall be governed by and construed under the internal laws of the State of Ohio without regard to the principles of conflicts of law.

(J) In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

(K) Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e) and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e).

(L) If the time for performance of any obligation hereunder expires on a day that is not a business day, the time for performance shall be extended to the next business day.

(M) No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

(N) Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

(O) The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

(P) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

(Q) The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

(R) After the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

(S) Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.

(T) Seller acknowledges that Buyer is the wholly owned subsidiary of a publicly registered company (“Registered Company”) and that Buyer and/or the Registered Company is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the Buyer and the Registered Company in preparing the SEC Filings, the Seller agrees to provide the Buyer with the following: (i) access to bank statements for the Audited year and stub period; (ii) rent roll as of the end of the Audited Year and stub period; (iii) operating statements for the Audited Year and stub period; (iv) access to the general ledger for the Audited Year and stub period; (v) cash receipts schedule for each month in the Audited Year and stub period; (vi) access to invoice for expenses and capital improvements in the Audited Year and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and stub period; (xii) signed representation letter in the form attached hereto as Exhibit “E”, and (xiv) to the extent necessary a signed audit letter in the form attached hereto as Exhibit “F”. The provisions of this subsection (T) shall survive Closing.

(U) Seller acknowledges that Buyer is the subsidiary of a Real Estate Investment Trust (“REIT”) and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.

(V) Seller Escrow. Seller and Buyer agree that on the Closing Date, Seller shall deliver to Escrow Agent a deposit in the amount of Fifty Thousand Dollars ($50,000.00) (the “Seller Escrow”). The Seller Escrow shall be held in an insured, interest-bearing account with interest accruing for the benefit of Seller. For purposes of this Agreement the term “Seller Escrow” shall include any and all interest earned thereon. The Escrow Agent shall hold the Seller Escrow in accordance with an escrow agreement mutually acceptable to Seller and Buyer, which shall be agreed upon during the Due Diligence Period (the “Seller Escrow Agreement”), for a period beginning on the Closing Date and continuing until the later of (i) the date that is one (1) year after the Closing Date; and (ii) the date that Seller’s obligations under Section 7(C) above are fully satisfied. After the expiration of the foregoing period, the Escrow Agent shall immediately release the Seller Escrow to Seller unless Escrow Agent shall have received a written notice from Buyer that such funds are in dispute due to a breach by Seller of the terms of this Agreement or a breach by Seller under the documents to be signed at Closing, and in such event the Escrow Agent shall hold the Seller Escrow until Escrow Agent receives escrow instructions signed by both Seller and Buyer or a court of competent jurisdiction authorizes the release. In the event that the Seller Escrow is depleted but Buyer has outstanding claims against Seller for a breach of its post-Closing obligations under this Agreement, Buyer shall have the right to draw on any remaining sums held pursuant to the Tenant Improvements Escrow Agreement, Escrow Holdback Agreement, or Rental Escrow Agreement at its election to satisfy such claims. The provisions of this section shall survive Closing and shall not merge into the deed conveying title to the Property to Buyer.

[signatures contained on the following page]

This Agreement was signed effective as of the Effective Date.

“SELLER”

PARKWAY MEDICAL CENTER, LLC,
an Ohio limited liability company

By: /s/ Donald M. King
Donald M. King

its Manager

Date: January 28, 2010

“BUYER”

G&E HC REIT II PARKWAY MEDICAL CENTER, LLC, a Delaware limited liability company

By: GRUBB & ELLIS HEALTHCARE REIT II HOLDINGS, L.P., a Delaware limited partnership
Title: Sole Member

By: GRUBB & ELLIS HEALTHCARE REIT II, INC., a Maryland corporation

Title: General Partner

By: /s/ Danny Prosky
Name: Danny Prosky
Title: President

Date: January 28, 2010

CONSENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Agent under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED:2/2/10	RESOURCE TITLE AGENCY (“Escrow Agent”) By: Deborah Lawrence-Auten Its: Senior Vice President